Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:

Denise Warren	Beth Wright
SVP/CFO	VP – Communications
615-764-3013	615-764-3010

Capella Healthcare, Inc. Announces Second Quarter 2013 Results

Franklin, Tennessee. August 2, 2013 – Capella Healthcare, Inc. (“Capella”) today announced financial and operating results for the three and six months ended June 30, 2013.

Three Months Ended June 30, 2013

Key Financial and Operating Results

Revenue for the three months ended June 30, 2013 totaled $185.5 million, an increase of 0.7%, compared to $184.3 million in the prior year period. Adjusted EBITDA for the three months ended June 30, 2013 totaled $21.5 million, compared to $25.3 million in the prior year period. A comparison of the second quarter results to the prior year quarter was impacted by the following:

•

A $2.2 million unfavorable quarter over quarter impact in prior year contractuals (including changes related to the newly revised Supplemental Security Income (“SSI”) percentages), as well as the impact of the discontinuation of the Medicare low quartile program. The “low quartile” program provided additional Medicare funding for qualifying hospitals that ranked in the lowest quartile of a subset of Medicare spending for years 2011 and 2012;

•	Sequester-related reimbursement cuts reduced reimbursement by $1.2 million during the current quarter; and

•	Meditech 6.0 installation training related labor costs of approximately $0.8 million during the current quarter that are not expected to recur.

After normalizing for these items, pro forma Adjusted EBITDA for the three months ended June 30, 2013 totaled $24.1 million, compared to $23.7 million in the prior year period. Please refer to page 8 of this press release for a table reconciling Adjusted EBITDA and pro forma Adjusted EBITDA to net income.

For the three months ended June 30, 2013, admissions and adjusted admissions decreased 2.6% and 1.1%, respectively, compared to the prior year period. Revenue per adjusted admission increased 1.8%, compared to the prior year period.

Year-to-Date Fiscal 2013

Key Financial and Operating Results

Revenue for the six months ended June 30, 2013 totaled $372.7 million, compared to $381.2 million in the prior year period. Adjusted EBITDA for the six months ended June 30, 2013 totaled $42.6 million, compared to $57.2 million in the prior year period. A comparison of the year-to-date results to the prior year period includes the impact of the items discussed previously for the second quarter as well as the impact on the prior year period of the industry-wide rural floor settlement and the state of Oklahoma’s Supplemental Hospital Offset Payment Program (SHOPP). We recorded revenue and expenses related to the rural floor settlement and SHOPP of $13.6 million and $5.1 million, respectively, during the six months ended June 30, 2012. After normalizing for these items, pro forma Adjusted EBITDA for the six months ended June 30, 2013 totaled $45.8 million, compared to $47.2 million in the prior year period. Please refer to page 8 of this press release for a table reconciling Adjusted EBITDA and pro forma Adjusted EBITDA to net income.

For the six months ended June 30, 2013, admissions and adjusted admissions decreased 1.8% and 1.3%, respectively, compared to the prior year period. Revenue per adjusted admission decreased 1.0%, compared to the prior year period. Excluding the prior year impact of the rural floor settlement and SHOPP, revenue per adjusted admission for the six months ended June 30, 2013 increased 2.7%, compared to the same prior year period.

Commenting on the results, Dan Slipkovich, Chairman and Chief Executive Officer of Capella Healthcare, Inc. said, “Despite the challenging headwinds in our industry during the second quarter, we made progress on our strategic plans thanks to our outstanding hospital operators. We showed quarter-over-quarter revenue growth even after absorbing the start of sequestration, volume softness and continued rising uncompensated care. We completed implementation of electronic health records at our hospitals with no significant issues. For that we want to thank all of our dedicated employees and physicians. In addition, we earned two “best workplace” honors, one for Southwestern Medical Center in Oklahoma and another for our corporate office. And we’ve just learned that Willamette Valley Medical Center has been named one of the nation’s top 100 “strongest” hospitals, in the 2013 iVantage Health Analytics HealthStrong study, which incorporates 56 different performance metrics, including quality, outcomes, patient perspective, affordability and efficiency. We will continue to execute our strategies of delivering patient care excellence and earning outstanding patient satisfaction while remaining focused on providing excellent workplaces for our employees and physicians.”

About Capella Healthcare

Based in Franklin, Tennessee, Capella Healthcare owns and/or operates general acute-care hospitals in six states. With the philosophy that all health care is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. The company has access to significant leadership and financial resources, reinvesting in its family of hospitals to strengthen and expand services and facilities. For more information visit the website at www.CapellaHealthcare.com.

Conference Call

Capella will host a conference call for investors at 9:00 a.m. Central time today. All interested investors are invited to access the call by dialing: 877-806-6964, passcode: 16650041. A replay of the call will be available for a period of 30 days, beginning approximately one hour after the call has concluded. Instructions to access the audio recording can be found on the Investor Relations section of the Company’s website at www.CapellaHealthcare.com. A copy of the Company’s Form 10-Q for the period ended June 30, 2013 may be obtained via the Company’s website when filed with the Securities and Exchange Commission.

Cautionary Statement about Preliminary Results and other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of healthcare reform and other changes in government programs; (2) spending cuts resulting from the Budget Control Act of 2011; (3) the impact of the economy; (4) growth of uninsured and “patient due” accounts and a deterioration in the collectability of these accounts; (5) federal or state programs that reduce our Medicare or Medicaid payments; (6) the reduction or elimination of payments from third-party payors or the inability to negotiate contracts or maintain satisfactory relationships with third-party payors; (7) controls designed to reduce inpatient services may reduce our revenue; (8) any shortage of qualified professional and staff personnel; (9) our ability to recruit and retain quality physicians; (10) the loss of the services of one or more of our senior management team; (11) our ability to comply with extensive laws and government regulations, including fraud and abuse laws; (12) competition from other hospitals or healthcare providers, including physicians; (13) concentration of revenue in a small number of states, which makes us particularly sensitive to regulatory and economic changes in those states; (14) our access to licensed information systems and the ability to integrate changes to our existing information systems or information systems of acquired hospitals; (15) liabilities for professional liability and other claims brought against our facilities; (16) potential legal and reputational risk as a result of our access to personal information of our patients; (17) state efforts to regulate the construction or expansion of healthcare facilities; (18) the industry trend toward value-based purchasing; (19) our substantial indebtedness and ability to generate cash flow to service or refinance our indebtedness; and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Three Months Ended June 30,
	2012		2013
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Revenue before provision for bad debts	$208.2		$212.2
Provision for bad debts	(23.9)		(26.7)

Revenue	184.3		185.5

Operating Expenses
Salaries & benefits	85.8	46.6%	87.2	47.0%
Supplies	28.7	15.6%	30.0	16.2%
Other operating expenses	46.4	25.2%	49.2	26.5%
Other income	(0.4)	-0.2%	(0.5)	-0.3%
Management fees	0.1	0.0%	0.1	0.0%
Interest, net	12.9	7.0%	13.3	7.3%
Depreciation and amortization	8.8	4.7%	11.5	6.2%

Total costs and expenses	182.3	98.9%	190.8	102.9%

Income (loss) from continuing operations before income taxes	2.0	1.1%	(5.3)	-2.9%
Income taxes	0.9	0.5%	1.3	0.7%

Income (loss) from continuing operations	1.1	0.6%	(6.6)	-3.6%

Loss from discontinued operations, net of tax	(2.4)	-1.3%	(0.1)	0.0%

Net loss	(1.3)	-0.7%	(6.7)	-3.6%
Less: Net income (loss) attributable to non-controlling interests	—	0.0%	(0.2)	(0.1)

Net loss attributable to Capella Healthcare, Inc.	$(1.3)	-0.7%	$(6.5)	-3.5%

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2012		2013
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Revenue before provision for bad debts	$426.4		$424.7
Provision for bad debts	(45.2)		(52.0)

Revenue	381.2		372.7

Operating Expenses
Salaries & benefits	176.6	46.3%	176.2	47.3%
Supplies	57.8	15.2%	60.8	16.3%
Other operating expenses	93.3	24.5%	96.2	25.8%
Other income	(1.2)	-0.3%	(0.5)	-0.1%
Management fees	0.1	0.0%	0.1	0.0%
Interest, net	25.9	6.8%	27.2	7.3%
Depreciation and amortization	17.6	4.6%	22.1	5.9%

Total costs and expenses	370.1	97.1%	382.1	102.5%

Income (loss) from continuing operations before income taxes	11.1	2.9%	(9.4)	-2.5%
Income taxes	1.8	0.5%	2.4	0.6%

Income (loss) from continuing operations	9.3	2.4%	(11.8)	-3.1%

Loss from discontinued operations, net of tax	(5.7)	-1.5%	(0.6)	-0.2%

Net income (loss)	3.6	0.9%	(12.4)	-3.3%
Less: Net income (loss) attributable to non-controlling interests	0.2	0.0%	(0.3)	-0.1%

Net income (loss) attributable to Capella Healthcare, Inc.	$3.4	0.9%	$(12.1)	-3.2%

Capella Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2012	(Unaudited) June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$33.3	$20.6
Accounts receivable, net	123.5	128.8
Inventories	24.8	24.6
Prepaid expenses and other current assets	4.9	6.5
Other receivables	6.6	5.9
Deferred tax assets	1.7	2.0

Total current assets	194.8	188.4
Property and equipment, net	473.6	479.2
Goodwill	136.0	135.4
Intangible assets, net	10.7	10.7
Other assets, net	29.3	26.5

Total assets	$844.4	$840.2

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$31.1	$28.4
Salaries and benefits payable	23.1	21.5
Accrued interest	23.3	23.3
Other accrued liabilities	20.9	22.4
Current portion of long-term debt	8.4	14.2

Total current liabilities	106.8	109.8

Long-term debt	543.4	547.8
Deferred income taxes	14.1	16.0
Other liabilities	30.3	29.9
Redeemable non-controlling interests	21.1	20.9
Due to parent	210.5	210.7
Stockholder’s deficit:
Common stock	—	—
Retained deficit	(81.8)	(94.9)

Total stockholder’s deficit	(81.8)	(94.9)

Total liabilities and stockholder’s deficit	$844.4	$840.2

Capella Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	For the Six Months Ended June 30,
	2012	2013
Operating activities:
Net income (loss)	$3.6	$(12.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	5.7	0.6
Depreciation and amortization	17.6	22.1
Amortization of loan costs and debt discount	2.0	2.0
Provision for bad debts	45.2	52.0
Deferred income taxes	1.2	1.6
Stock-based compensation	0.5	0.5
Changes in working capital, net of acquisitions	(50.1)	(59.8)

Net cash provided by operating activities – continuing operations	25.7	6.6
Net cash used in operating activities – discontinued operations	(2.1)	(0.6)

Net cash provided by operating activities	23.6	6.0

Investing activities:
Acquisition of healthcare businesses	(6.5)	—
Purchases of property and equipment, net	(17.5)	(15.4)
Proceeds from disposition of hospital	1.6	—

Net cash used in investing activities	(22.4)	(15.4)

Financing activities:
Payments on capital leases	—	(2.5)
Advances (to) from Parent	(1.0)	0.1
Distributions to non-controlling interests	(0.9)	(0.7)
Repurchase of non-controlling interests	(1.1)	(0.2)

Net cash used in financing activities	(3.0)	(3.3)

Net decrease in cash and cash equivalents	(1.8)	(12.7)
Cash and cash equivalents, beginning of period	42.4	33.3

Cash and cash equivalents, end of period	$40.6	$20.6

Capella Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Adjusted EBITDA – Reported (Unaudited)

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013

Net income (loss) attributable to Capella Healthcare, Inc.	$(1.3)	$(6.5)	$3.4	$(12.1)
Interest, net	12.9	13.3	25.9	27.2
Income taxes	0.9	1.3	1.8	2.4
Depreciation and amortization	8.8	11.5	17.6	22.1
Non-controlling interests	—	(0.2)	0.2	(0.3)
Acquisition-related expenses	1.3	1.7	2.0	2.1
Stock-based compensation	0.2	0.2	0.5	0.5
Management fee to related party	0.1	0.1	0.1	0.1
Discontinued operations, net of taxes	2.4	0.1	5.7	0.6
Adjusted EBITDA (1)	$25.3	$21.5	$57.2	$42.6

Impact of SHOPP and rural floor settlement	—	—	(8.5)	—
Sequester-related reimbursement cuts	—	1.2	—	1.2
Prior year contractual adjustments	(1.2)	0.6	(1.1)	0.5
Non-recurring training related labor costs related to Meditech 6.0 installations	—	0.8	—	1.5
Low-quartile payments	(0.4)	—	(0.4)	—

Pro forma Adjusted EBITDA (2)	$23.7	$24.1	$47.2	$45.8

(1)	Adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, non-controlling interests, acquisition-related expenses, stock-based compensation, management fee to related party and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Capella Healthcare, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
(2)	Reflects Adjusted EBITDA, plus the impact of certain non-recurring, out of period, and other adjustments.

Capella Healthcare, Inc.

Operating Statistics (1) (Unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2012	2013	% change	2012	2013	% change

Total Consolidated:
Admissions	11,156	10,866	-2.6%	22,738	22,332	-1.8%

Adjusted Admissions	24,268	24,010	-1.1%	48,482	47,849	-1.3%

Revenue per adjusted admission	$7,594	$7,729	1.8%	$7,863	$7,784	-1.0%

Inpatient Surgery	2,483	2,387	-3.9%	4,891	4,864	-0.6%

Outpatient Surgery	5,659	6,020	6.4%	11,424	11,827	3.5%

Emergency Room Visits	58,636	58,671	0.1%	115,466	118,670	2.8%

(1)	All hospital statistics are on a continuing operations basis and excludes all facilities classified under discontinued operations.